Pricing Supplement No. 3                          Filing under Rule 424(b)(3)
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Dated July 29, 1997                               Registration No. 333-15323

(To Prospectus dated May 1, 1997)

                                  $165,000,000
                          NORTHWEST NATURAL GAS COMPANY
                       SECURED MEDIUM-TERM NOTES, SERIES B
                       (A SERIES OF FIRST MORTGAGE BONDS)
                                       AND
                      UNSECURED MEDIUM-TERM NOTES, SERIES B
               Due from Nine Months to 30 Years from Date of Issue

CUSIP No.:  66765R AY 2

Secured   X       Unsecured
         ---                 ---

Principal amount ($): $40,000,000

Issue price (%):  100.00%

Selling Agent's commission (%):  .750%

Proceeds to Company (%): 99.250%

Repayable at the option of holder:  Yes      No  X
                                        ---     ---
   Repayment Date:      Not Applicable

   Repayment Price:     Not Applicable

   Election Period:     Not Applicable

Other Terms:    Not Applicable

     Agency Transaction        {   }*
                    or
     Principal Transaction     ( X )*

     Name of Principal(s):   Merrill Lynch & Co. and PaineWebber Incorporated

Selling Agent(s):  Merrill Lynch & Co.       ( X )
                   PaineWebber Incorporated  ( X )


Stated interest rate (%):  7.00%

Maturity date:  August 1, 2017

Original issue date:  August 1, 1997

Redeemable:  Yes  (   )   No  ( X )
    In whole
    In whole or in part

Initial redemption date:  Not Applicable

Initial redemption price:  Not Applicable

Reduction Percentage: Not Applicable

Redemption limitation date:  Not Applicable

*If the Agency Transaction box is checked, the Notes are being offered directly by Northwest Natural Gas Company through any Agent, acting as agent for Northwest Natural Gas Company. If the Principal Transaction box is checked, however, the Notes have been sold to the Agent(s), as principal, for resale to purchasers upon terms described in the Prospectus, dated May 1, 1997 and this Pricing Supplement. If the Principal Transaction box is checked, the Notes are being offered by the Agent(s), as principal, at a price to the public set forth above under "Issue Price (%)"; the Notes were purchased by the Agent(s), as principal, from Northwest Natural Gas Company at the price set forth above under "Proceeds to Company (%)"; and the Agent(s) received a fee equal to the difference, which is set forth above under "Selling Agent's commission (%)" as a percentage of the principal amount of the Notes.

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    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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